As filed with the Securities and Exchange Commission on November 24, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Miragen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	47-1187261
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
6200 Lookout Road
Boulder, CO 80301
(Address of principal executive offices) (Zip code)
Viridian Therapeutics, Inc. 2020 Stock Incentive Plan
(Full title of the plan)
Lee M. Rauch
Chief Executive Officer
6200 Lookout Road
Boulder, CO 80301
(303) 531-5952
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:
Brent D. Fassett
Cooley LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021
(720) 566-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	659,028(2)	$0.15(3)	$98,854.20(3)	$10.78
Common Stock, par value $0.01 per share	1,151,920(4)	$18.145(5)	$20,901,588.40(5)	$2,280.37
Total	1,810,948		$21,000,442.60	$2,291.15

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.01 per share (“Common Stock”), that become issuable under the Viridian Therapeutics, Inc. 2020 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.

(2)	Represents shares of Common Stock issuable upon the exercise of outstanding stock option awards under the Plan as of November 24, 2020.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are based upon the weighted average exercise price per share of the outstanding stock options.
(4)	Represents shares of Common Stock issuable but unallocated under the Plan as of November 24, 2020.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices reported for the Common Stock on the Nasdaq Capital Market on November 19, 2020.

EXPLANATORY NOTE
Pursuant to the Agreement and Plan of Merger, dated October 27, 2020 (the “Merger Agreement”), by and among Miragen Therapeutics, Inc. (the “Registrant”), Oculus Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant (“First Merger Sub”), Oculus Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Registrant (“Second Merger Sub”), and Viridian Therapeutics, Inc. (“Viridian”), First Merger Sub merged with and into Viridian, pursuant to which Viridian was the surviving corporation and became a wholly owned subsidiary of the Registrant (the “First Merger”) and then Viridian merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (together with the First Merger, the “Merger”). As a result of the Merger, Viridian (through its successor Second Merger Sub) became a wholly owned subsidiary of the Registrant. In accordance with the Merger Agreement, the Registrant assumed and became the sponsor of the Viridian Therapeutics, Inc. 2020 Stock Incentive Plan (the “Plan”) and each option to purchase shares of Viridian’s common stock that was outstanding and unexercised immediately prior to the effective time of the Merger under the Plan, whether or not vested, was converted into and became an option to purchase shares of the Registrant’s common stock par value $0.01 per share (“Common Stock”) (as adjusted by the exchange ratio pursuant to the Merger Agreement). The shares of Viridian’s common stock reserved and available for issuance under the Plan were also assumed by the Registrant at the effective time of the Merger. In connection with the assumption of the share reserve under the Plan, shares of Viridian’s common stock available for issuance under the Plan (as adjusted by the exchange ratio pursuant to the Merger Agreement) became available for awards under the Plan for shares of the Registrant’s Common Stock.
The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register an additional (i) 659,028 shares of the Registrant’s Common Stock issuable upon the exercise of outstanding options originally granted under the Plan and assumed by the Registrant and (ii) 1,151,920 shares of the Registrant’s Common Stock, reserved and remaining available for issuance under the Plan.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:
(a) The Registrant’s Annual Report on Form 10-K (File No. 001-36483) for the fiscal year ended December 31, 2019, filed with the SEC on March 13, 2020 (“Form 10-K”).
(b) The Registrant’s Quarterly Reports on Form 10-Q (File No. 001-36483) for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 filed with the SEC on May 8, 2020, August 5, 2020 and November 12, 2020, respectively (“Form 10-Q”).
(c) The Registrant’s Current Reports on Form 8-K (File No. 001-36483), filed with the SEC on April 27, 2020, May, 22, 2020, June 19, 2020, July 2, 2020, September 17, 2020, as amended, October 14, 2020, October 28, 2020 and November 13, 2020 (“Form 8-K”).
(d) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year ended December 31, 2019.
(e) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36483) filed with the SEC on June 6, 2014, including any other amendments or reports filed for the purposes of updating this description.
(f) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this

Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES
Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL
Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.
The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits the Registrant’s certificate of incorporation from limiting the liability of the Registrant’s directors for the following:
•any breach of the director’s duty of loyalty to us or to our stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•any transaction from which the director derived an improper personal benefit.
The Registrant has entered into agreements to indemnify each of its directors and officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity.
The Registrant may maintain insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such. The Registrant has obtained director and officer liability insurance to cover liabilities directors and officers may incur in connection with their services to the Registrant.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

ITEM 8.	EXHIBITS

Exhibit No.	Exhibit Description	Schedule / Form	File Number	Exhibit	Filing Date

4.1	Certificate of Incorporation of Registrant	10-Q	001-36483	3.1	August 14, 2014

4.2	Certificate of Amendment of Certificate of Incorporation of Registrant	S-4	333-214893	3.3	December 2, 2016

4.3	Certificate of Amendment of Certificate of Incorporation of Registrant	8-K	001-36483	3.1	February 13, 2017

4.4	Certificate of Amendment of Certificate of Incorporation of Registrant	8-K	001-36483	3.2	February 13, 2017

4.5	Certificate of Ownership and Merger of Registrant	8-K	001-36483	3.4	February 13, 2017

4.6	Certificate of Amendment of Certificate of Incorporation of Registrant	8-K	001-36483	3.1	November 13, 2020

4.7	Amended and Restated Bylaws of Registrant	10-Q	001-36483	3.1	August 15, 2016

4.8	Amendment to Bylaws of Registrant	8-K	001-36483	3.3	February 13, 2017

4.9	Specimen Common Stock Certificate of Registrant	S-1	333-194668	4.1	March 19, 2014

5.1*	Opinion of Cooley LLP

23.1*	Consent of Cooley LLP (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP, independent registered public accounting firm

24.1*	Power of Attorney (included on the signature page of this Form S-8)

99.1*	Viridian Therapeutics, Inc. 2020 Stock Incentive Plan

*	Filed herewith

3.

ITEM 9.	UNDERTAKINGS
1. The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on November 24, 2020.

MIRAGEN THERAPEUTICS, INC.

/s/ Jason A. Leverone
Jason A. Leverone
Chief Financial Officer, Treasurer and Secretary

5.

POWER OF ATTORNEY
Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Lee M. Rauch and Jason A. Leverone, and each or any one of them, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lee M. Rauch	Chief Executive Officer and Director	November 24, 2020
Lee M. Rauch	(Principal Executive Officer)

/s/ Jason A. Leverone	Chief Financial Officer, Treasurer, and Secretary	November 24, 2020
Jason A. Leverone	(Principal Financial Officer; Principal Accounting Officer)

/s/ Jeffrey S. Hatfield	Chairman of the Board	November 24, 2020
Jeffrey S. Hatfield

/s/ Peter E. Harwin	Director	November 24, 2020
Peter E. Harwin

/s/ Tomas Kiselak	Director	November 24, 2020
Tomas Kiselak

/s/ Arlene M. Morris	Director	November 24, 2020
Arlene M. Morris

/s/ Joseph L. Turner	Director	November 24, 2020
Joseph L. Turner

6.